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                                                                   EXHIBIT 23.2

              Consent of Independent Certified Public Accountants

We consent to the reference to our firm under the captions "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No.333-42999) and related Prospectus of Intermedia Communications Inc. for the registration of 8,000,000 Depositary Shares (each representing a one-hundredth interest in a share of 7% Series E Junior Convertible Preferred Stock), 80,000 shares of 7% Series E Junior Convertible Preferred Stock, 3,307,425 shares of Common Stock issuable upon conversion of the 7% Series E Junior Convertible Preferred Stock and Common Stock issuable as dividends on the 7% Series E Junior Convertible Preferred Stock, and to the incorporation by reference therein of our report dated February 10, 1997, except for Note 13, as to which the date is March 7, 1997, with respect to the consolidated financial statements and schedule of Intermedia Communications Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.



        /s/ Ernst & Young LLP

Tampa, Florida

January 13, 1998